Exhibit 99.1

For more information contact:
Bill Slater	Ellen Brook
Chief Financial Officer	Stapleton Communications Inc.
(408) 428-7801	(650) 470-0200
bslater@symmetricom.com	ellen@stapleton.com

Symmetricom Announces Pricing of

Convertible Note Offering

SAN JOSE, Calif. — June 3, 2005 — Symmetricom, Inc. (NASDAQ: SYMM) announced today that it has agreed to sell $100.0 million aggregate principal amount of its 3 ¼% contingent convertible subordinated notes due 2025 through a private placement to qualified institutional buyers pursuant to Rule 144A. The Company expects to close the transaction on or about June 8, 2005.  The Company has also granted to the initial purchasers of the notes a 30-day option to purchase up to an additional $20.0 million of the notes.

The notes will be general, unsecured obligations of the Company and will bear interest at a rate of 3 ¼% per annum.  The notes will mature on June 15, 2025 and may not be redeemed by the company prior to June 20, 2012.  Holders of the notes may require the company to repurchase some or all of the notes on June 15, 2012, 2015 and 2020. The notes provide for a net share settlement, and therefore may be convertible, under certain circumstances into a combination of cash, up to the principal amount of the notes, and common stock of the company, if there is any excess, at an initial conversion price of $12.49.

The Company intends to use the net proceeds from the notes offering for working capital and general corporate purposes, which may include acquisitions.

The notes have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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